Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements on Form S-3 (File No. 333-252844) and Forms S-8 (File Nos. 333-259218; 333-23760; 333-230212, 333-210653 and 333-189439) of OptimizeRx Corporation and Subsidiaries (the “Company”) of our report dated March 10, 2023, with respect to the consolidated financial statements of the Company as of December 31, 2022 and 2021 and for the years then ended, which is included in this Annual Report on Form 10-K of the Company.

/s/ UHY LLP

Sterling Heights, Michigan

March 10, 2023